                                                     Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              --------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              --------------------

                          FIRST SIERRA FINANCIAL, INC.
             (Exact name of registrant as specified in its charter)

                   DELAWARE                               76-0438432
         (State or other jurisdiction                  (I.R.S. Employer
       of incorporation or organization)             Identification Number)

                          600 TRAVIS STREET, SUITE 7050
                              HOUSTON, TEXAS 77002
                                 (713) 229-6800
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)
                                THOMAS J. DEPPING
                                    PRESIDENT
                          FIRST SIERRA FINANCIAL, INC.
                          600 TRAVIS STREET, SUITE 7050
                              HOUSTON, TEXAS 77002
                                 (713) 229-6800
                (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

                              --------------------

                                   Copies To:

                              Scott N. Gierke, P.C.
                             McDermott, Will & Emery
                             227 West Monroe Street
                             Chicago, Illinois 60606

                              --------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   From time to time after the effective date of this Registration Statement.

                              --------------------

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

          If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                              --------------------

                         CALCULATION OF REGISTRATION FEE

===========================================================================================
                                               PROPOSED MAXIMUM
           TITLE OF EACH CLASS OF                  AGGREGATE                 AMOUNT OF
        SECURITIES TO BE REGISTERED             OFFERING PRICE          REGISTRATION FEE(1)
--------------------------------------------- ----------------------- ---------------------
Debt Securities
Common Stock (par value $.01 per share)(2)          $300,000,000                    $83,400
============================================= ======================= =====================

(1) The registration fee has been calculated in accordance with Rule 457(O) under the Securities Act of 1933, and reflects the offering price rather than the principal amount of any Debt Securities issued at a discount.
(2) There are also registered an indeterminate number of Rights to purchase Junior Preferred Stock, Series C, which are currently attached to and transferable only with shares of Common Stock registered hereby.

          THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                   SUBJECT TO COMPLETION, DATED APRIL 27, 1999

PROSPECTUS

                                  $300,000,000

                          FIRST SIERRA FINANCIAL, INC.

                        DEBT SECURITIES AND COMMON STOCK


                              --------------------

         We may sell from time to time for proceeds of up to $300,000,000:

            o     our debt securities;

            o     shares of our Common Stock; or

            o     any combination of the foregoing.

         We will provide specific terms of the securities which we may offer in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.


         Our Common Stock is quoted on the NASDAQ National Market.


         SEE "RISK FACTORS" BEGINNING ON PAGE 5 FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER BEFORE PURCHASING ANY SECURITIES.



                  --------------------------------------------


         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                   -------------------------------------------





              The date of this Prospectus is _______________, 1999.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                              ABOUT THIS PROSPECTUS

         This prospectus is part of a registration statement that we filed with the SEC using a "shelf" registration process. Under this process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $300,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer to sell securities, we will provide a supplement to this prospectus that will contain specific information about the terms of that offering. The prospectus supplement may also add, update, or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading WHERE YOU CAN FIND MORE INFORMATION, below.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy reports, statements or other information at the SEC's public reference rooms in Washington, D.C., New York, New York or Chicago, Illinois. You can call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov."

         As noted above, we have filed with the SEC a registration statement on Form S-3 to register the securities. This prospectus is part of that registration statement and, as permitted by the SEC's rules, does not contain all the information set forth in the registration statement. For further information you should refer to the registration statement and to the exhibits and schedules filed as part of the registration statement. You can review and copy the registration statement and its exhibits and schedules at the public reference facilities maintained by the SEC as described above. The registration statement, including its exhibits and schedules, is also available on SEC's web site.

         The SEC allows us to "incorporate by reference" into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and the information that we file with the SEC later will automatically update and supersede this information. We incorporate by reference in this prospectus the following:

            o our Annual Report on Form 10-K for the year ended December 31, 1998;
            o the description of our Common Stock included in our Form 8-A Registration Statement;
            o the description of our Rights to Purchase Shares of Junior Preferred Stock, Series C, included in our Form 8-A Registration Statement; and
            o any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, until we sell all of the securities.

         You may request a copy of these filings, at no cost, by writing or telephoning us at First Sierra Financial, Inc., 600 Travis Street, Houston, TX 77002, Attention: Secretary.

         YOU SHOULD RELY ONLY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT OR ADDITIONAL INFORMATION. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR ANY SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THOSE DOCUMENTS.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         Certain of the matters discussed in this prospectus and any prospectus supplement or in the information incorporated by reference may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such information may involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

                          FIRST SIERRA FINANCIAL, INC.

         First Sierra Financial, Inc. is a leading provider of equipment lease financing products and services. We acquire and originate equipment leases and offer servicing, consulting and technology solutions to our lease financing customers. The leases we finance relate to a wide range of equipment, including computers and peripherals, software, medical, dental, diagnostic, telecommunications, office, automotive servicing, hotel security, food services, tree service and industrial. The underlying equipment generally has a purchase price of less than $250,000 with an average of approximately $31,000 for leases financed in 1998.

         We have established strategic alliances with a network of independent leasing companies, lease brokers and equipment vendors, each of which acts as a source from which we obtain access to equipment leases. We customize lease financing products to meet the specific needs of our lease sources, including automation and integration.

         Since 1996, we have provided on-line financing products to our larger customers. Through our April 1998 acquisition of Nexsoft, Inc., we greatly expanded our ability to offer electronic commerce solutions to our customers' lease financing needs. In February 1999, we announced the formation of a new strategic services group called B2B Solutions, which is dedicated to providing e-commerce technology solutions and on-line financing products for commercial customers.

         Our e-commerce technology enables us to make direct originations or acquisitions of leases over the internet through an on-line application process that provides customers with immediate access to our credit department and lease documents. Our lease processing systems are linked directly to the vendor's systems through our internet browser, allowing us to interface with the vendor's web site, sales force and customers and providing customers with real-time access to application status reports and portfolio and customer performance data. We are also able to develop functional web sites for our vendors to facilitate business-to-business e-commerce and offer maintenance and training support.

         We provide lease financing to different participants in the small ticket equipment leasing industry through four general lease funding programs, referred to as our Private Label, Wholesale, Retail and Captive Finance programs. While the terms of the underlying leases are similar in all these lease funding programs, the financing arrangement we offer varies depending on the size and servicing capabilities of the lease source.

         Our Private Label program is designed to provide financing to established leasing companies that have demonstrated the ability to originate a larger volume of leases, follow prudent underwriting guidelines that we have established and undertake some of the more labor-intensive aspects of lease servicing on an ongoing basis. Participants in our Private Label program also provide us with protection from credit losses on the leases we acquire from them. Through our Wholesale program, we finance equipment leases from small ticket lease brokers who are unwilling or unable to provide the credit protection and perform the servicing functions necessary to participate in our Private Label program. Our Retail program focuses on providing lease financing services directly to equipment lessees and on establishing formal and informal relationships with manufacturers, dealers and other equipment vendors who are in a position to recommend us to their customers as a preferred provider of lease financing. Through our Captive Finance program, we focus on cultivating partnerships with large equipment vendors to help them develop, implement and administer a customized, sales-oriented lease finance program. In addition to offering lease financing, we provide the training, sales tools, management and, in some cases, personnel, necessary to support a dedicated lease finance program.

         We initially fund the acquisition or origination of our leases from working capital or through our securitized funding facilities. From time to time, depending on market conditions, we securitize the leases in our portfolio that meet pre-established eligibility criteria by packaging them in to a pool and selling beneficial interests in the leases through public offerings and private placement transactions. From time to time, we also generate income by acquiring lease portfolios and then reselling these portfolios at a premium. Our goal is to maximize the spread between the yield received on our leases and our cost of funds by obtaining favorable terms on our securitized funding facilities, our securizations and our portfolio sales.

RECENT DEVELOPMENTS

         As part of our strategy to become a leading provider of e-commerce financial products and services to the small business market, we plan to begin offering accounts receivable financing to our business customers in the second half of 1999.

         We also intend to apply for regulatory approval to establish the first internet-based business-to-business bank. Our internet bank will be devoted exclusively to the banking and financing needs of small business customers. Our goal in establishing the bank is to diversify our funding sources, lower our cost of funds, and allow us to offer additional e-commerce products to our base of business customers.

                                  RISK FACTORS

         BEFORE YOU BUY ANY SECURITIES OFFERED BY THIS PROSPECTUS AND THE RELATED PROSPECTUS SUPPLEMENT, YOU SHOULD BE AWARE THAT THERE ARE VARIOUS RISKS, INCLUDING THOSE DESCRIBED BELOW AND THOSE WHICH MAY BE SET FORTH IN ANY PROSPECTUS SUPPLEMENT. YOU SHOULD CONSIDER CAREFULLY THESE RISK FACTORS, TOGETHER WITH ALL OF THE OTHER INFORMATION IN THIS PROSPECTUS, ANY PROSPECTUS SUPPLEMENT AND THE DOCUMENTS THAT ARE INCORPORATED BY REFERENCE BEFORE YOU DECIDE TO ACQUIRE ANY SECURITIES.

WE DEPEND ON THE SECURITIZATION MARKET TO FINANCE OUR LEASES

         From time to time, depending on market conditions, we securitize the leases in our portfolio that meet pre-established eligibility criteria by packaging them into a pool and selling beneficial interests in the leases through public offerings and private placement transactions. In a securitization transaction, we transfer a pool of leases to a wholly owned, special purpose subsidiary of First Sierra. The special purpose subsidiary simultaneously transfers an interest in the leases to a trust, which issues beneficial interests in the leases in the form of senior and subordinated securities and sells such securities through public offerings and private placement transactions. We generally retain the right to receive any excess cash flows of the trust, which right is represented by a trust certificate.

         Gain on sale of securitized leases represented approximately 15% of our revenues in 1996, approximately 35% of our revenues in 1997, and approximately 48% of our revenues during the period from January 1, 1998 through June 30, 1998. As a result of our decision to emphasize portfolio lending, effective July 1, 1998, we altered the structure of our securitizations so that we no longer record an immediate gain on sale when we securitize lease financing receivables. Rather, we will recognize net interest margin over the life of each of our leases. Thus, we expect that our earnings per share will be negatively affected until the interest income and other revenue generated from leases held on our balance sheet exceed our operating expenses.

         We depend on securitizations for refinancing of amounts outstanding under our securitized funding facilities, which we utilize to acquire and originate additional leases. Several factors affect our ability to complete securitizations, including conditions in the securities markets generally, conditions in the asset-backed securities markets, the credit quality of our lease portfolio, compliance of our leases with the eligibility requirements established in connection with the securitizations, our ability to obtain third-party credit enhancement, our ability to adequately service our lease portfolio, and the absence of any material downgrading or withdrawal of ratings given to securities previously issued in our securitizations. Any substantial reduction in the availability of the securitization market for our leases or any adverse change in the terms of our securitizations could have a material adverse effect on our business, financial condition and results to operations.

IF THE CASH FLOWS FROM OUR SECURITIZATION TRANSACTIONS ARE LESS THAN WE EXPECT, IT WOULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS

         The cash flows available to the trust certificates which we retain in our securitization transactions are calculated as the difference between cash flows received from the leases and the sum of interest and principal payable to the holders of the senior and subordinated securities, trustee fees, third-party credit enhancement fees, service fees, and backup service fees. Our right to receive this excess cash flow is subject to certain conditions specified in the related trust documents designed to provide additional credit enhancement to holders of the senior and subordinated securities issued in the securitization.

         We estimate the expected levels of cash flows available to the trust certificate taking into consideration anticipated defaults, recoveries and other factors which may affect the cash flows available to the holder of the trust certificate. The cash flows ultimately available to the trust certificate largely depend upon the actual default rates and recovery levels experienced on the leases sold to the trust. Losses incurred on leases held by the trust are borne solely by the holder of the trust certificate to the extent of the holder's investment in the trust certificate.

         Because we are typically entitled to receive, as holder of the trust certificates issued in our securitization transactions, from 2.0% to 6.5% of the cash flows of the trust yet we bear the risk of loss based upon the performance of the entire portfolio of leases held by the trust, relatively small fluctuations in default rates, recovery levels and other factors impacting cash flows of the leases could have a material adverse effect on our ability to realize our recorded basis in the trust certificates. If any of these fluctuations were to occur, we would be required to reduce the carrying amount of our trust certificates and record a charge to earnings in the period in which the event occurred or became known to management.

OUR ACQUISITION STRATEGY MAY NOT BE SUCCESSFUL

         A key component of our growth strategy has been to acquire other equipment leasing companies in strategic markets and locations. In the past, we have financed these acquisitions by using a combination of common stock, cash and debt. During 1998, we experienced a significant decline in the market price of our common stock. As a result, our ability to complete acquisitions using our Common Stock as currency, in a manner that was not dilutive to current stockholders, was adversely affected. If our common stock does not maintain a sufficient market value in the future, or if the owners of businesses we wish to acquire are unwilling to accept common stock as part of the purchase price, we may be required to use more of our cash resources, or seek additional capital, in order to complete acquisitions. It is possible that we will not be able to successfully consummate acquisitions in the future. If we are unable to pursue an acquisition strategy in the future, we will be required to rely on internal growth to expand our business.

         Any acquisition we make may result in potentially dilutive issuances of equity securities, the incurrence of additional debt and the amortization of expenses related to goodwill and other intangible asses, any of which could have a material adverse effect on our business, financial condition and results of operations. We also may experience difficulties in the assimilation of the operations, services, products and personnel of acquired companies, an inability to sustain or improve the historical revenue levels of acquired companies, the diversion of management's attention from ongoing operations and the potential loss of key employees of such acquired companies.

WE DEPEND ON EXTERNAL FINANCING TO FUND OUR LEASES

         We fund a large percentage of the equipment leases we acquire or originate through our securitized funding facilities. The securitized funding facilities are available to fund leases which satisfy eligibility criteria for inclusion in our public securitizations. We repay borrowings under our securitized funding facilities with the proceeds we receive from our public securitization transactions. Any adverse impact on our ability to complete public securitization transactions could have a material adverse effect on our ability to obtain or maintain securitized funding facilities or the amount available under such facilities. Any failure to renew our existing securitized funding facilities or obtain additional facilities or other financings with pricing, advance rates and other terms consistent with our existing facilities could have a material adverse effect on our business, financial condition and results of operations.

WE MAY NEED ADDITIONAL CAPITAL TO FINANCE OUR OPERATIONS

         Our lease financing business is capital intensive and requires access to substantial short-term and long-term credit to fund new equipment leases. We expect to continue to require access to a large amount of capital to maintain and expand our volume of leases funded. If future market conditions adversely affect our ability to finance leases, we may require additional capital to fund our operations.

INCREASES IN INTEREST RATES COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS

         The leases we finance are non-cancelable and require payments to be made by the lessee at fixed rates for specified terms. The rates we charge are based on interest rates prevailing in the market at the time of lease approval. Until we securitize or otherwise sell our leases, we generally fund the leases under our securitized funding facilities or from working capital. If we were to become unable to securitize or otherwise sell leases with fixed rates within a reasonable period of time after funding, our operating margins could be adversely affected by increases in interest rates. Moreover, increases in interest rates which cause us to raise the implicit rate we charge to our customers could cause a reduction in demand for our lease financing. We generally undertake to hedge against the risk of interest rate increases when our equipment lease portfolio exceeds $10.0 million. These hedging activities limit our ability to participate in the benefits of lower interest rates with respect to our hedged portfolio of leases. In addition, our hedging activities may not adequately insulate us from interest rate risks.

INCREASE IN LESSEE DEFAULTS COULD ADVERSELY AFFECT OUR BUSINESS AND FINANCIAL CONDITION

         We specialize in acquiring and originating equipment leases with a purchase price of less than $250,000, generally involving small and mid-size commercial businesses located throughout the United States. Small business leases generally entail a greater risk of non-performance and higher delinquencies and losses than leases entered into with larger more creditworthy lessees. Because of our short operating history, we have limited performance data with respect to leases we finance. Thus, our historical delinquency and loss statistics do not necessarily predict our future performance.

         We funded the vast majority of the leases we acquired or originated through December 31, 1996 through a combination of the recourse and purchase price holdback features of our Private Label program. During the year ended December 31, 1998, we funded approximately 54% of the leases that we acquired or originated through our Wholesale and Retail programs, which do not have these credit protections. We believe that we will generate increasingly larger percentages of our lease originations in the future through lease funding programs that do not provide us with credit protection.

         The failure of our lessees to comply with the terms of their leases will result in the inability of these leases to qualify to serve as collateral under our securitized funding facilities and securitization program and may have a material adverse effect on our liquidity. Also, delinquencies and defaults in excess of levels estimated by our management in determining our allowance for credit losses and in valuing our right to receive excess cash flows under our securitization program could have a material adverse effect on our ability to obtain financing and effect public securitization transactions. Our inability to effect public securitization transactions could, in turn, have a material adverse effect on our business, financial condition and results of operations.

OUR QUARTERLY RESULTS MAY FLUCTUATE

         We may experience significant fluctuations in quarterly operating results due to a number of factors, including, among others, the interest rate on the securities issued in connection with our securitization transactions, variations in the volume of leases we finance, differences between our cost of funds and the average implicit yield we receive on our leases prior to their being securitized or otherwise sold, the effectiveness of our hedging strategy, the degree to which we encounter competition in our markets and general economic conditions. As a result of these fluctuations, you should not rely on our results for any one quarter as predicting or guaranteeing our performance in future quarters.

WE MAY BE UNABLE TO CONTINUE OUR GROWTH IN VOLUME OF LEASE FINANCING RECEIVABLES

         Our ability to sustain continued growth depends upon our capacity to attract, evaluate, finance and service increasing volumes of leases of suitable yield and credit quality. Our ability to accomplish this on a cost-effective basis is largely a function of our ability to market our products effectively, to manage our credit evaluation process to assure adequate portfolio quality, to provide competent, attentive and efficient servicing and to maintain access to institutional financing sources to achieve an acceptable cost of funds for our financing programs. Any failure to market our products effectively, to maintain our portfolio quality, to effectively service our leases or to obtain institutional financing at reasonable rates would have a material adverse effect on business, financial condition and results of operations.

WE RELY ON KEY EMPLOYEES WHOSE ABSENCE COULD ADVERSELY AFFECT OUR BUSINESS

         We depend to a large extent upon the experience, abilities and continued efforts of our senior management, including the management of companies we have acquired. We have entered into employment agreements with our principal executive officers. The loss of the services of one or more of the key members of our senior management could have a material adverse effect on our business, financial condition and results of operations. Our future success also will depend upon our ability to attract and retain additional skilled management personnel necessary to support anticipated future growth.

COMPETITION COULD ADVERSELY AFFECT OUR BUSINESS

         The financing of small ticket equipment is highly competitive. We compete for customers with a number of national, regional and local finance companies. Our competitors also include those equipment manufacturers that finance the sale of or lease of their products themselves and other traditional types of financial services companies, such as commercial banks and savings and loan associations, all of which provide financing for the purchase of equipment. Many of our competitors and potential competitors possess substantially greater financial, marketing and operational resources than we do. Our competitors and potential competitors include many larger, more established companies that may have a lower cost of funds than we do and access to capital markets and to other funding sources that may be unavailable to us.

OUR LEASES ARE CONCENTRATED IN A SMALL NUMBER OF STATES AND INDUSTRIES; ADVERSE ECONOMIC OR REGULATORY CONDITIONS IN THOSE STATES OR INDUSTRIES COULD ADVERSELY AFFECT OUR BUSINESS

         Although our portfolio of leases includes lessees located throughout the United States, we acquire or originate a majority of our leases from sources operating in five states: Texas, Florida, New York, New Jersey and California. The ability of our lessees to honor their contracts may substantially depend on economic conditions in these states. All of our leases are collateralized by the related equipment. The recourse and holdback provisions of our Private Label program mitigate, but do not eliminate, a significant portion of any economic risk not recoverable through the sale of the related equipment.

         Also, a substantial portion of our leases are concentrated in certain industries, including the medical industry, the dental industry and the veterinary industry. If the economic or regulatory conditions prevalent in such industries were to change, our lessees may not be able to honor their lease obligations.

         If our major lease sources were to substantially reduce the number of leases sold to us, and we were not able to replace the lost lease volume, this reduction could have a material adverse effect on our business, financial condition and results of operations.

WE MAY NOT BE ABLE TO SUCCESSFULLY MANAGE OUR GROWTH

         We have grown dramatically since our inception in June 1994. The volume of leases we acquired or originated was $4.5 million for the period from inception to December 31, 1994, $65.2 million for the year ended December 31, 1995, $179.2 million for the year ended December 31, 1996, $383.1 million for the year ended December 31, 1997, and $897.1 million for the year ended December 31, 1998. This growth has placed, and if sustained will continue to place, a burden on our administrative and financial resources. If our management is unable to effectively manage our future growth, this could have a material adverse effect on our business, financial condition and results of operations.

IF WE ARE UNABLE TO REALIZE THE RECORDED RESIDUAL VALUES ON OUR EQUIPMENT, THIS COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         We retain a residual interest in the equipment covered by some of our leases. We reflect the estimated fair market value of the equipment at the end of the contract term of the lease as an asset on our balance sheet. Our results of operations depend, to some degree, upon our ability to realize these residual values. Realization of residual values depends on many factors, several of which are outside our control, including general market conditions at the time of expiration of the lease, whether there has been unusual wear and tear on, or use of, the equipment, the cost of comparable new equipment, the extent, if any, to which the equipment has become technologically or economically obsolete during the contract term and the effects of any additional or amended government regulations. If, upon the expiration of a lease, we sell or refinance the underlying equipment and the amount realized is less than the recorded value of the residual interest in the equipment, we realize a loss reflecting the difference. If we were to fail to realize aggregate recorded residual values, this could have a material adverse effect on our business, financial condition and results of operations.

                                 USE OF PROCEEDS

         Except as we may otherwise specify in a prospectus supplement, we will use the net proceeds from the sale of the securities offered by this prospectus for working capital and general corporate purposes.

                                 DIVIDEND POLICY

         We have never declared or paid any cash dividends on our Common Stock. We currently intend to retain our earnings to finance the growth and development of our business and we do not anticipate paying any cash dividends on the Common Stock in the foreseeable future. In addition, provisions in certain of our credit facilities and the terms of our Series A Preferred Stock contain certain restrictions on the payment of dividends on the Common Stock. Holders of shares of Series A Preferred Stock are entitled to receive annual cash dividends of $1.86 per share, such dividends being payable annually as declared by our Board of Directors. See "Description of Capital Stock - Series A Preferred Stock." Any future change in our dividend policy will be made at the discretion of our Board of Directors in light of our financial condition, capital requirements, earnings and prospects and any restrictions under our credit agreements or rights of the Series A Preferred Stock, as well as other factors our Board of Directors may deem relevant.

                                      RATIO OF EARNINGS TO FIXED CHARGES

         Our ratio of earnings to fixed charges for the periods indicated below was as follows:

                                                             Year Ended December 31,
                                                    ---------------------------------------
                                                    1998     1997     1996     1995    1994
                                                    ----     ----     ----     ----    ----
The Company and subsidiaries...................        *     3.90     1.82     1.78       *


*The ratio is less than one-to-one. The coverage deficiency was as follows:
1998 - $8.6 million; and 1994 - $.8 million.

         For purposes of calculating the ratio, earnings consist of income from continuing operations to which has been added income taxes and fixed charges. Fixed charges consist of interest on all indebtedness and one-third of rental expense (approximate portion representing interest).



                         DESCRIPTION OF DEBT SECURITIES

         We may offer debt securities under this prospectus, any of which may be issued as convertible and/or exchangeable debt securities. The following description of the terms of the debt securities sets forth certain general terms and provisions of the debt securities to which any prospectus supplement may relate. We will set forth the particular terms of the debt securities we offer in a prospectus supplement. The extent, if any, to which the following general provisions apply to particular debt securities, will be described in the applicable prospectus supplement. The following description of general terms relating to the debt securities and the Indenture (as defined below) are summaries only and therefore are not complete. You should read the Indenture and the prospectus supplement regarding any particular issuance of debt securities.

         The debt securities will represent our unsecured general obligations, unless otherwise provided in the prospectus supplement.

         Our ability to service our indebtedness, including the debt securities, is dependent to some extent upon the receipt of funds from our subsidiaries. The payment of dividends or the making of loans and advances to us by our subsidiaries are subject to contractual, statutory or regulatory restrictions, are contingent upon the earnings of those subsidiaries and are subject to various business considerations. Further, any right we may have to receive assets of any of our subsidiaries upon liquidation or recapitalization of any such subsidiaries (and the consequent right of the holders of debt securities to participate in those assets) will be subject to the claims of our subsidiaries' creditors. Even in the event that we are recognized as a creditor of a subsidiary, our claims would still be subject to any security interest in the assets of such subsidiary and any indebtedness of such subsidiary senior to our claim.

         The debt securities will be issued under an Indenture (the "Indenture") that we will enter into with an indenture trustee (the "Trustee"). A copy of the form of Indenture has been filed as an exhibit to the Registration Statement of which this prospectus is a part, and is available as described above under "Where You Can Find More Information." The Indenture is subject to, and is governed by, the Trust Indenture Act of 1939, as amended.

         Except as may be set forth in a prospectus supplement, the Indenture does not contain any covenants or restrictions that afford holders of the debt securities special protection in the event of a change of control or highly leveraged transaction.

         The following summary of certain provisions of the debt securities and the Indenture is not complete. You should read carefully the provisions of particular debt securities we may issue and the Indenture, including the definitions in those documents of certain terms and of those terms made a part of those documents by the Trust Indenture Act. All capitalized terms used but not defined below have the meanings set forth in the Indenture.

GENERAL

         The Indenture does not limit the aggregate principal amount of debt securities which may be issued under it and provides that debt securities may be issued in one or more series, in such form or forms, with such terms and up to the aggregate principal amount that we may authorize from time to time. We will establish the terms of each series of debt securities and such terms will be set forth or determined in the manner provided in an officers' certificate or by a supplemental indenture. The particular terms of the debt securities offered pursuant to any prospectus supplement will be described in such prospectus supplement. All debt securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of any holder, for issuances of additional debt securities of that series.

         Unless otherwise provided in the prospectus supplement, debt securities may be presented for registration of transfer and exchange and for payment or, if applicable, for conversion and/or exchange at the office of the applicable Trustee. At our option, the payment of interest may also be made by check mailed to the address of the person entitled to such payment as it appears in the debt security register.

         The applicable prospectus supplement will describe the following terms of any debt securities (the "Offered Debt Securities") in respect of which this prospectus is being delivered (to the extent applicable to the Offered Debt Securities):

         o the designation (including whether they are senior debt securities, senior subordinated debt securities or subordinated debt securities and whether such debt securities are convertible and/or exchangeable) and aggregate principal amount of the Offered Debt Securities;

         o the percentage of the principal amount at which such Offered Debt Securities will be issued;

         o the date or dates (and whether fixed or extendable) on which the principal of the Offered Debt Securities is payable or the method of determination thereof;

         o the rate or rates (which may be fixed, floating or adjustable) at which the Offered Debt Securities will bear interest, if any, the method of calculating such rates, the date or dates from which such interest will accrue or the manner of determining such dates, the interest payment dates on which such interest shall be payable and the record dates for the determination of the holders of debt securities to whom interest will be payable;

         o the place where the principal of, premium, if any, and interest, if any, on the Offered Debt Securities will be payable;

         o any provisions relating to the issuance of the Offered Debt Securities at an original issue discount;

         o the terms and conditions upon which the Offered Debt Securities may be redeemed (including the form or method of payment if other than in cash, which may include securities of other issuers);

         o the obligation, if any, that we may have to redeem, purchase or repay the Offered Debt Securities pursuant to any mandatory redemption, sinking fund or analogous provisions or at the option of the holder of any debt securities and the terms and conditions of such redemption, purchase or repayment (including the form or method of payment if other than in cash, which may include securities of other issuers), and any provisions for the remarketing of such debt securities;

         o if other than denominations of $1,000 and any integral multiple thereof, the denominations in which the Offered Debt Securities shall be issuable;

         o if other than the principal amount thereof, the portion of the principal amount of the Offered Debt Securities which will be payable upon declaration of acceleration of the maturity thereof or in bankruptcy;

         o any Events of Default in lieu of or in addition to those described in this prospectus and remedies relating to such Events of Default;

         o whether the Offered Debt Securities are convertible or exchangeable and, if so, the securities or rights into which they are convertible or exchangeable and the terms and conditions upon which such conversion or exchange will be effected;

         o any trustees, authenticating or paying agents, transfer agents or registrars or any other agents with respect to the Offered Debt Securities;

         o the currency or currencies, including composite currencies, in which the Offered Debt Securities will be denominated if other than the currency of the United States of America;

         o if other than the coin or currency in which the Offered Debt Securities are denominated, the coin or currency in which payment of the principal of, premium, if any, or interest on the Offered Debt Securities will be payable (and the manner in which the equivalent of the principal amount thereof in the currency of the United States is to be determined for any purpose, including for determining the principal amount outstanding);

         o if the principal of, premium, if any, or interest on the Offered Debt Securities will be payable, at our election or the election of a holder thereof, in a coin or currency other than that in which the Offered Debt Securities are denominated and terms and conditions upon which, such election may be made;

         o if the amount of payments of principal of, premium, if any, and interest on the Offered Debt Securities may be determined with reference to the value, rate or price of one or more specified commodities, currencies or indices, the manner in which such amounts shall be determined;

         o whether and under what circumstances we will pay additional amounts on the Offered Debt Securities held by a person who is not a United States of America person in respect of any tax, assessment or governmental charge withheld or deducted and, if so, whether we will have the option to redeem such debt securities rather than pay such additional amounts;

         o if receipt of certain certificates or other documents or satisfaction of other conditions will be necessary for any purpose, including, without limitation, as a condition to the issuance of the Offered Debt Securities in definitive form (whether upon original issue or upon exchange of a temporary Debt Security), the form and terms of such certificates, documents or conditions;

         o any other affirmative or negative covenants with respect to the Offered Debt Securities;

         o  whether the Offered Debt Securities will be issued in whole or in part in the form of one or more global securities and, in such case, the depositary for such a global security and the circumstances under which any global security may be exchanged for Offered Debt Securities registered in the name of, and under which any transfer of such global security may be registered in the name of, any person other than the depositary;

         o  whether the debt securities are defeasible; and

         o  any other specific terms of the Offered Debt Securities.

         Unless otherwise indicated in the prospectus supplement relating to the debt securities, principal of and any premium or interest on the debt securities will be payable, and the debt securities will be exchangeable and transfers thereof will be registrable, at the office of the Trustee at its principal executive offices. However, at our option, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the debt security register. Any payment of principal and any premium or interest required to be made on an interest payment date, redemption date or at maturity which is not a business day need not be made on such date, but may be made on the next succeeding business day with the same force and effect as if made on the applicable date, and no interest shall accrue for the period from and after such date.

         Unless otherwise indicated in the applicable prospectus supplement relating to Offered Debt Securities, the debt securities will be issued only in fully registered form, without coupons, in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

         Debt securities may be issued under the Indenture as Original Issue Discount Securities (as defined below) to be offered and sold at a substantial discount from their stated principal amount. In addition, under Treasury Regulations it is possible that the debt securities which are offered and sold at their stated principal amount would, under certain circumstances, be treated as issued at an original issue discount for federal income tax purposes, federal income tax consequences and other special considerations applicable to any such Original Issue Discount Securities (or other debt securities treated as issued at an original issue discount) will be described in the prospectus supplement relating to such securities. "Original Issue Discount Security" means any debt security that does not provide for the payment of interest prior to maturity or which is issued at a price lower than its principal amount and which provides that upon redemption or acceleration of its stated maturity an amount less than its principal amount shall become due and payable.

GLOBAL SECURITIES

         Unless otherwise specified in the applicable Prospectus Supplement, the debt securities of a series will be issued in the form of one or more global securities that will be deposited with a depositary or its nominees identified in the prospectus supplement relating to the debt securities. In such a case, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding debt securities of the series to be represented by such global security or securities.

         Unless and until it is exchanged in whole or in part for debt securities in definitive registered form, a global security may not be registered for transfer or exchange except as a whole by the depositary for such global security to a nominee of the depositary and except in the circumstances described in the prospectus supplement relating to the Offered Debt Securities. The specific terms of the depositary arrangement with respect to a series of debt securities will be described in the prospectus supplement relating to such series.

MODIFICATION OF THE INDENTURE

         We and the Trustee may modify the Indenture with respect to the debt securities of any series, with or without the consent of the holders of debt securities, under certain circumstances to be described in a prospectus supplement.

DEFEASANCE; SATISFACTION AND DISCHARGE

         The prospectus supplement will outline the conditions under which we may elect to have certain of our obligations under the Indenture discharged and under which the Indenture obligations will be deemed satisfied.

DEFAULTS AND NOTICE

         The debt securities will contain Events of Default to be specified in the applicable prospectus supplement, including, without limitation:

         o failure to pay the principal of, or premium, if any, on any debt security of such series when due and payable (whether at maturity, by call for redemption, through any mandatory sinking fund, by redemption at the option of the holder, by declaration or acceleration or otherwise);

         o failure to make a payment of any interest on any debt security of such series when due;

         o failure to perform or observe any other covenants or agreements in the Indenture or in the debt securities of such series;

         o certain events of bankruptcy, insolvency or reorganization with respect to us; and

         o  certain cross defaults.

         If an Event of Default with respect to debt securities of any series shall occur and be continuing, the Trustee or the holders of not less than 25% in aggregate principal amount of the then outstanding debt securities of such series may declare the principal amount (or, if the debt securities of such series are issued at an original issue discount, such portion of the principal amount as may be specified in the terms of the debt securities of such series) of all debt securities of such series and/or such other amount or amounts as the debt securities or supplemental indenture with respect to such series may provide, to be due and payable immediately.

         The Indenture provides that the Trustee will, within 90 days after the occurrence of a default, give to holders of debt securities of any series notice of all uncured defaults with respect to such series known to it. However, in the case of a default that results from the failure to make any payment of the principal of, premium, if any, or interest on the debt securities of any series, or in the payment of any mandatory sinking fund installment with respect to debt securities of such series, the Trustee may withhold such notice if it in good faith determines that the withholding of such notice is in the interest of the holders of debt securities of such series.

         The Indenture contains a provision entitling the Trustee to be indemnified by holders of debt securities before proceeding to exercise any trust or power under the Indenture at the request of such holders. The Indenture provides that the holders of a majority in aggregate principal amount of the then outstanding debt securities of any series may direct the time, method and place of conducting any proceedings for any remedy available to the Trustee, or of exercising any trust or power conferred upon the Trustee with respect to the debt securities of such series. However, the Trustee may decline to follow any such direction if, among other reasons, the Trustee determines in good faith that the actions or proceedings as directed may not lawfully be taken, would involve the Trustee in personal liability or would be unduly prejudicial to the holders of the debt securities of such series not joining in such direction.

         The right of a holder to institute a proceeding with respect to the Indenture is subject to certain conditions including, that the holders of a majority in aggregate principal amount of the debt securities of such series then outstanding make a written request upon the Trustee to exercise its power under the Indenture, indemnify the Trustee and afford the Trustee reasonable opportunity to act. Even so, the holder has an absolute right to receipt of the principal of, premium, if any, and interest when due, to require conversion or exchange of debt securities if the Indenture provides for convertibility or exchangeability at the option of the holder and to institute suit for the enforcement of such rights.

CONCERNING THE TRUSTEES

         The prospectus supplement with respect to particular debt securities will describe any relationship that we may have with the Trustee for such debt securities.

REPORTS TO HOLDERS OF DEBT  SECURITIES

         We intend to furnish to holders of debt securities all quarterly and annual reports which we furnish to holders of our Common Stock.

                          DESCRIPTION OF CAPITAL STOCK

         Our authorized capital stock consists of 100,000,000 share of common stock, par value $.01 per share ("Common Stock") and 1,000,000 shares of preferred stock, par value $.01 per share ("Preferred Stock").

COMMON STOCK

         As of March 11, 1999, 14,223,915 shares of Common Stock were outstanding and held of record by 57 holders of record.

         The holders of our Common Stock are entitled to one vote for each share held on all matters submitted to a vote of holders of Common Stock. The Common Stock does not have cumulative voting rights, which means that the holders of a majority of the voting power of shares of Common Stock outstanding are able to elect all the directors and the holders of the remaining shares are not able to elect any directors. Each share of Common Stock is entitled to participate equally in dividends, if, as and when declared by our Board of Directors, and in the distribution of assets in the event of liquidation, subject in all cases to any prior rights of outstanding shares of Preferred Stock. We have never declared or paid cash dividends on our Common Stock. The shares of Common Stock have no preemptive rights, redemption rights, or sinking fund provisions. The outstanding shares of Common Stock are, and any shares of Common Stock which may be offered by this prospectus and a related prospectus supplement will be upon issuance and sale, duly authorized, validly issued, fully paid and nonassessable.

PREFERRED STOCK

         Our Board of Directors may establish, without stockholder approval, one or more classes or series of Preferred Stock having the number of shares, designations, relative voting rights, dividend rates, liquidation and other rights, preferences, and limitations that they may designate. We believe that this power to issue Preferred Stock will provide flexibility in connection with possible corporate transactions. The issuance of Preferred Stock, however, could adversely affect the voting power of holders of our Common Stock and restrict their rights to receive payments upon liquidation of the Company. It could also have the effect of delaying, deferring or preventing a change in control of the Company. As of March 11, 1999, our authorized and outstanding Preferred Stock consisted of 56,718 shares of Series A Preferred Stock. In addition, 300,000 shares of Junior Preferred Stock, Series C are authorized and reserved for issuance in connection with our Stockholder Rights Plan which is described below.

         SERIES A PREFERRED STOCK

         As of March 11, 1999, 38,437 shares of Series A Preferred Stock were issued and outstanding. The following description is a summary of the Certificate of Designation for the Series A Preferred Stock, and is qualified in its entirety by reference to that document.

         Dividends. The Series A Preferred Stock ranks, with respect to dividend rights and distribution of assets on liquidation, senior and prior to the Common Stock and junior to, or on parity with, as the case may be, any other stock of the Company designated as senior to, or on parity with , as the case may be, Series A Preferred Stock. Holders of Series A Preferred Stock are entitled to receive non-cumulative annual cash dividends of $1.86 per share payable annually when declared by the Board of Directors. Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of Series A Preferred Stock then outstanding will be entitled to receive an amount of cash per share equal to $46.54607 before any distribution is made on the Common Stock. As long as any shares of Series A Preferred Stock are outstanding, the Company may not pay, declare or set apart a dividend or distribution on the Common Stock (other than stock dividends or distributions payable in Common Stock).

         Redemption. The Series A Preferred Stock is mandatorily redeemable by us on December 31, 2001 (subject to conversion rights at any time on or prior to November 30, 2001) at a redemption price of $46.54607 per share.

         Conversion. The Series A Preferred Stock is convertible, at the option of the respective holders, at any time into Common Stock at a conversion rate of
5.47 shares of Common Stock for each share of Series A Preferred Stock, subject to adjustment for stock dividends, stock splits and combinations.

         Voting Rights. The shares of Series A Preferred Stock have general voting rights on all issues submitted to the stockholders. Each share of Series A Preferred Stock entitles the holder thereof to such number of votes per share as shall equal the number of shares of Common Stock into which such shares of Series A Preferred Stock are convertible.

STOCKHOLDER RIGHTS PLAN

         On December 15, 1998, our Board of Directors declared a dividend distribution of one preferred stock purchase right (a "Right") for each share of our Common Stock. The dividend was payable on December 30, 1998 to stockholders of record at the close of business on December 28, 1998 (the "Record Date"). Each Right generally entitles the registered holder to purchase from us one one-hundredth of a share of our Junior Preferred Stock, Series C, par value $0.01 per share (the "Series C Preferred Stock"), at a purchase price of $65.25 per one one-hundredth of a share (the "Purchase Price"). The description and terms of the Rights are set forth in the Rights Agreement (the "Rights Agreement") between the Company and Harris Trust and Savings Bank as Rights Agent.

         The Rights will be evidenced by Common Stock certificates and not separate certificates until the earliest of (I) ten days following the date of public disclosure that a person or group (the "Acquiring Person") has acquired or obtained the right to acquire beneficial ownership of 15% or more of the outstanding shares of the Common Stock, or (ii) ten business days following the commencement or disclosure of an intention to commence a tender offer or exchange offer by a person or group other than the Company and certain related entities if, upon consummation of such offer, such person or group would beneficially own 15% or more of the outstanding shares of Common Stock (the earlier of such dates being the "Distribution Date"). Until the Distribution Date (or earlier redemption or expiration of the Rights), the transfer of Common Stock will also constitute transfer of the associated Rights. The Rights will expire at the close of business on December 30, 2008, unless earlier redeemed by the Company.

         If a person acquires beneficial ownership of 20% or more of our Common Stock, or if we are the surviving corporation in a merger with an Acquiring Person and the Common Stock remains outstanding and unchanged, the Rights will "flip in" and entitle each holder of a Right, with certain exceptions, to purchase (upon exercise at the then-current market price) that number of shares of Common Stock having a market value of two times the Purchase Price.

         In the event that, following the Distribution Date, we are acquired in a merger or other business combination in which the Common Stock does not remain outstanding or is changed or 50% or more of the Company's consolidated assets or earning power is sold, leased, exchanged, or otherwise transferred or disposed of (whether in one transaction or a series of related transactions), the Rights will "flip over" and entitle each holder of a Right to purchase, upon the exercise of the Right at the then-current Purchase Price, that number of shares of common stock of the acquiring company (or, in certain circumstances, one of its affiliates) which at the time of the transaction would have a market value of two times the Purchase Price.

         Series C Preferred Stock purchasable upon exercise of the Rights will not be redeemable. Each share of Series C Preferred Stock will be entitled to a minimum preferential quarterly dividend payment of $1.00 per share, but will be entitled to an aggregate dividend of 100 times the dividend declared per share of Common Stock, if greater. In the event of liquidation, the holders of the Preferred Stock will be entitled to a minimum preferential liquidation payment of $100 per share, but will be entitled to an aggregate payment of 100 times the payment made per share of Common Stock, if greater. In the event of any merger or other business combination in which Common Stock is exchanged, each share of Preferred Stock will be entitled to receive 100 times the amount received per share of Common Stock. Customary anti-dilution provisions protect these rights.

DELAWARE LAW AND CERTAIN CHARTER PROVISIONS

         We are a Delaware corporation and are subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of our outstanding voting stock) from engaging in a "business combination" (as defined in Section 203) with us for three years following the date that person becomes an interested stockholder unless (a) before that person became an interested stockholder, our Board of Directors approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (b) upon completion of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the Company and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (c) following the transaction in which that person became an interested stockholder, the business combination is approved by our Board of Directors and authorized at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

         Under Section 203, these restrictions do not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of one of certain extraordinary transactions involving us and a person who was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of our directors, if that extraordinary transaction is approved or not opposed by a majority of the directors who were directors before any person became an interested stockholder in the previous three years or who were recommended for election or elected to succeed such directors by a majority of such directors then in office.

         Our Board of Directors is divided into three classes. The directors of each class are elected for three-year terms, with the terms of the three classes staggered so that directors from a single class are elected at each annual meeting of stockholders. Stockholders may remove a director only for cause upon the vote of at least 80% of the then outstanding shares of capital stock entitled to vote upon the election of directors ("Voting Stock"). In general, the Board of Directors, not the stockholders, has the right to appoint persons to fill vacancies on the Board of Directors.

         The Charter provides that special meetings of holders of Common Stock may be called only by our Board of Directors and that only business proposed by the Board of Directors may be considered at special meetings of holders of Common Stock.

         The Charter provides that the only business (including election of directors) that may be considered at any annual meeting of holders of Common Stock, in addition to business proposed (or persons nominated to be directors) by the directors of the Company, is business proposed (or persons nominated to be directors) by holders of Common Stock who comply with the notice and disclosure requirements set forth in the Charter. In general, the Charter requires that a stockholder give the Company notice of proposed business or nominations no later than 60 days before the annual meeting of holders of Common Stock (meaning the date on which the meeting is first scheduled and not postponements or adjournments thereof) or (if later) ten days after the first public notice of the annual meeting is sent to holders of Common Stock. In general, the notice must also contain information about the stockholder proposing the business or nomination, the stockholder's interest in the business, and (with respect to nominations for director) information about the nominee of the nature ordinarily required to be disclosed in public proxy statements. The stockholder also must submit a notarized letter from each of the stockholder's nominees stating the nominee's acceptance of the nomination and indicating the nominee's intention to serve as a director if elected.

         The Charter provides that the affirmative vote of at least two-thirds of the Voting Stock shall be required to approve any of the following proposed transactions: (i) a merger or consolidation in which the Company shall not be the surviving entity or shall survive only as a subsidiary of an entity; (ii) a sale, lease or exchange or an agreement to sell, lease or exchange all or substantially all of our assets to any other person or entity; or (iii) the dissolution or liquidation of the Company.

         The Charter authorizes the Board of Directors, without any action by our stockholders to issue up to 1,000,000 shares of Preferred Stock, in one or more series and to determine the voting rights (including the right to vote as a series on particular matters), preferences as to dividends and in liquidation and the conversion and other rights of each such series. Because the terms of the preferred stock may be fixed by the Board of Directors without stockholder action, the preferred stock could be issued quickly with terms designed to make more difficult a proposed takeover of the Company or the removal of its management, thus affecting the market price of the Common stock and preventing stockholders from obtaining any premium offered by the potential buyer. The Board of Directors will make any determination to issue such shares based on its judgment as to the best interests of the Company and its stockholders.

         The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless the corporation's certificate of incorporation or bylaws requires a grater percentage. The Charter provides that approval by the holders of at least 80% of the Voting Stock is required to amend the provisions of the Charter previously discussed and certain other provisions.

TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for the Common Stock is Harris Trust and Savings Bank.

                              PLAN OF DISTRIBUTION

         We may sell securities on a negotiated or competitive bid basis to or through one or more underwriters or dealers. We may also sell securities directly to institutional investors or other purchasers or through agents. Any underwriter, dealer or agent involved in the offer and sale of securities, and any applicable commissions, discounts and other items constituting compensation to such underwriters, dealers or agents, will be set forth in the prospectus supplement.

         We may effect distribution of securities from time to time in one or more transactions at a fixed price or prices (which may be changed) or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

         Unless otherwise indicated in a prospectus supplement, the obligations of any underwriters to purchase securities will be subject to certain conditions and the underwriters will be obligated to purchase all of the applicable securities if any are purchased. If a dealer is used in a sale, we may sell the securities to the dealer as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

         We or our agents may solicit offers to purchase securities from time to time. Unless otherwise indicated in a prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

         In connection with the sale of securities, underwriters or agents may receive compensation (in the form of discounts, concessions or commissions) from us or from purchasers of securities for whom they may act as agents. Underwriters may sell securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of securities may be deemed to be underwriters as that term is defined in the Securities Act of 1933, and any discounts or commissions received by them from us and any profits on the resale of the securities by them may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Any such underwriter or agent will be identified, and any such compensation received from us will be described, in the related prospectus supplement.

         Underwriters, dealers and agents may be entitled, under agreements with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

         If so indicated in the prospectus supplement, we will authorize agents and underwriters to solicit offers by certain specified institutions to purchase securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Institutions with whom such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions but shall in all cases be subject to our approval. Such contracts will be subject only to those conditions set forth in the prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of such contracts. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the securities shall not be prohibited at the time of delivery under the laws of the jurisdiction to which the purchaser is subject. The underwriters and other agents will not have any responsibility in respect of the validity or performance of such contracts.

         Certain of the underwriters or agents and their associates may engage in transactions with and perform services for us or our affiliates in the ordinary course of their respective businesses.

         The securities may or may not be listed on a national securities exchange or traded in the over-the-counter market (other than the Common Stock, which is quoted in the NASDAQ National Market). No assurance can be given as to the liquidity of the trading market for any such securities.

         If underwriters or dealers are used in the sale, until the distribution of the securities is completed, SEC rules may limit the ability of any such underwriters and selling group members to bid for and purchase the securities. As an exception to these rules, representatives of any underwriters are permitted to engage in certain transactions that stabilize the price of the securities. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the securities. If the underwriters create a short position in the securities in connection with the offerings (i.e., if they sell more securities than are set forth on the cover page of the prospectus supplement) the representatives of the underwriters may reduce that short position by purchasing securities in the open market. The representatives of the underwriters may also elect to reduce any short position by exercising all or part of any over-allotment option described in the prospectus supplement. The representatives of the underwriters may also impose a penalty bid on certain underwriters and selling group members. This means that if the representatives purchase securities in the open market to reduce the underwriters' short position or to stabilize the price of the securities, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares as part of the offering. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of the securities to the extent that it discourages resales of the securities. We make no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the securities. In addition, the representatives of any underwriters may determine not to engage in such transactions or that such transactions, once commenced, may be discontinued without notice.



                                 LEGAL OPINIONS

         McDermott, Will & Emery, Chicago, Illinois, will pass upon the legality of the securities offered by this prospectus.



                                     EXPERTS

         The audited consolidated financial statements incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following are the estimated expenses (other than the SEC registration fee) of the issuance and distribution of the securities being registered, all of which will be paid by the Company.

              SEC registration fee........................ $  83,400
              Printing expenses...........................      *
              Fees and expenses of counsel...............       *
              Fees and expenses of accountants............      *
              Trustees fees and expenses..................      *
              Rating agency fees..........................      *
              Miscellaneous...............................      *
                                                           ---------
                   Total.................................. $    *
                                                           =========


         *To be supplied by amendment to this registration statement.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Delaware General Corporation Law (Section 102) allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or to any of its stockholders for monetary damage for a breach of his/her fiduciary duty as a director, except in the case where the director breached his/her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Company's Restated Certificate of Incorporation contains a provision which eliminates directors' personal liability as set forth above.

         The Delaware General Corporation Law (Section 145) gives Delaware corporations broad powers to indemnify their present and former directors and officers and those of affiliated corporations against expenses incurred in the defense of any lawsuit to which they are made parties by reason of being or having been such directors or officers, subject to specified conditions and exclusions; gives a director or officer who successfully defends an action the right to be so indemnified; and authorizes the Company to buy directors' and officers' liability insurance. Such indemnification is not exclusive of any other right to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or otherwise.

         The Company's Restated Certificate of Incorporation provides for indemnification to the fullest extent authorized by Section 145 of the Delaware General Corporation Law for directors, officers and employees of the Company and also to persons who are serving at the request of the Company as directors, officers or employees of other corporations (including subsidiaries); provided that, with respect to proceedings initiated by such indemnitee, indemnification shall be provided only if such proceedings were authorized by the Board of Directors. This right of indemnification is not exclusive of any other right which any person may acquire under any statute, bylaw, agreement, contract, vote of stockholders or otherwise.

         The Company maintains a directors' and officers' liability insurance and corporate reimbursement policy insuring directors and officers against loss arising from claims made arising out of the performance of their duties.

ITEM 16.  EXHIBITS

EXHIBIT
NUMBER                    DESCRIPTION
-------                   -----------
1        Forms of Underwriting Agreements(1)

*4.1     Form of Indenture

4.2 Restated Certificate of Incorporation of the Company (incorporated herein by reference to the Company's Annual Report on From 10-K for the year ended December 31, 1998)

4.3 Amended and Restated Bylaws of the Company (incorporated herein by reference to the Exhibit 3.1 to Amendment No. 3 to the Registrant's
         Registration Statement on Form S-1 (Registration No. 333-22629))

*5       Opinion of McDermott, Will & Emery regarding legality

11       Statement regarding Computation of Ratio of Earnings to Fixed Charges

23.1     Consent of Arthur Andersen LLP

*23.2    Consent of McDermott, Will & Emery (included in Exhibit 5)

24       Power of Attorney (included with the signature page to the Registration
         Statement.)

25       Statement of Eligibility of Trustee on from T-1(1)

-----------------

(1)      To be filed subsequently as part of a Form 8-K.
*        To be filed by amendment to this Registration Statement.

ITEM 17.  UNDERTAKINGS.

         1. (a) The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that subparagraphs (a)(i) and (a)(ii) do not apply to the extent that the information required to be included in a post-effective amendment by those subparagraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in the Registration Statement.

         (b) The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) The registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by the registrants is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         4. The undersigned registrant hereby undertakes that for purposes of determining any liability under the Securities Act, (i) the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or Rule 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective, and (ii) each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         5. The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act (the "Act") in accordance with the rules and regulations prescribed by the Commission under
Section 305(b)(2) of the Act.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Houston, Texas, on the 26th day of April, 1999.

                                     First Sierra Financial, Inc.

                                     By:  /s/ Thomas J. Depping
                                        ----------------------------------------
                                         President and Chief Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that the undersigned directors and officers of First Sierra Financial, Inc., a Delaware corporation, which is filing a Registration Statement on Form S-3 with the Securities and Exchange Commission, under the provisions of the Securities Act of 1933, as amended (the "Securities Act"), hereby constitute and appoint Thomas J. Depping and Sandy B. Ho, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign such Registration Statement and any and all amendments, including post-effective amendments, to the Registration Statement, including a Prospectus or an amended Prospectus therein and any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the 26th day of April, 1999:

                  SIGNATURE                                            TITLE
                  ---------                                            -----
            /s/ Thomas J. Depping               President, Chief Executive Officer and Chairman of
    ---------------------------------------     the Board of Directors (principal executive officer)
             (Thomas J. Depping)

               /s/ Sandy B. Ho                     Executive Vice President and Chief Financial
    ---------------------------------------                          Officer
                (Sandy B. Ho)                      (principal financial officer and principal
                                                               accounting officer)

            /s/ Richard J. Campo                                     Director
    ---------------------------------------
             (Richard J. Campo)

          /s/ Robert Ted Enloe, III                                  Director
    ---------------------------------------
           (Robert Ted Enloe, III)

            /s/ Brian E. McManus                                     Director
    ---------------------------------------
             (Brian E. McManus)

           /s/ Norman J. Metcalfe                                    Director
    ---------------------------------------
            (Norman J. Metcalfe)

         /s/ David C. Shindeldecker                                  Director
    ---------------------------------------
          (David C. Shindeldecker)

            /s/ David L. Solomon                                     Director
    ---------------------------------------
             (David L. Solomon)

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                    DESCRIPTION
-------                   -----------
1        Forms of Underwriting Agreements(1)

*4.1     Form of Indenture

4.2 Restated Certificate of Incorporation of the Company (incorporated herein by reference to the Company's Annual Report on From 10-K for the year ended December 31, 1998)

4.3 Amended and Restated Bylaws of the Company (incorporated herein by reference to the Exhibit 3.1 to Amendment No. 3 to the Registrant's
         Registration Statement on Form S-1 (Registration No. 333-22629))

*5       Opinion of McDermott, Will & Emery regarding legality

11       Statement regarding Computation of Ratio of Earnings to Fixed Charges

23.1     Consent of Arthur Andersen LLP

*23.2    Consent of McDermott, Will & Emery (included in Exhibit 5)

24       Power of Attorney (included with the signature page to the Registration
         Statement.)

25       Statement of Eligibility of Trustee on from T-1(1)

-----------------

(1)      To be filed subsequently as part of a Form 8-K.
*        To be filed by amendment to this Registration Statement.